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Exhibit 3.3

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

7-ELEVEN, INC.

ARTICLE ONE

        7-Eleven, Inc., a Texas corporation (the "Corporation"), pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act (as amended, the "TBCA"), hereby adopts these Amended and Restated Articles of Incorporation, which accurately copy the Second Restated Articles of Incorporation of the Corporation and all amendments thereto that are in effect to date (collectively, the "Second Restated Articles of Incorporation"), as further amended by these Amended and Restated Articles of Incorporation as hereinafter set forth, and contain no other change in any provisions thereof.

ARTICLE TWO

        These Amended and Restated Articles of Incorporation amend and restate the Second Restated Articles of Incorporation. The amendments to the Second Restated Articles of Incorporation effected by these Amended and Restated Articles of Incorporation (collectively, the "Amendments") delete the introductory paragraphs numbered 1 through 5 of the Second Restated Articles of Incorporation, and revise, add to or delete Articles Three though Fifteen of the Second Restated Articles of Incorporation. The full text of each provision revised or added by the Amendments is as set forth in Article Five hereof.

ARTICLE THREE

        The Amendments have been effected in conformity with the provisions of the TBCA, and these Amended and Restated Articles of Incorporation and the Amendments effected thereby were duly adopted by the shareholders of the Corporation on November 9, 2005.

ARTICLE FOUR

        On November 9, 2005, there were 115,891,066 shares of common stock, par value $.0001 per share, of the Corporation outstanding, all of which were entitled to vote on these Amended and Restated Articles of Incorporation and the Amendments effected thereby. The shareholders of the Corporation have approved the adoption of these Amended and Restated Articles of Incorporation and the Amendments effected thereby by written consent pursuant to Article 9.10 of the TBCA and any written notice required by Article 9.10 of the TBCA has been given.

ARTICLE FIVE

        The Second Restated Articles of Incorporation of the Corporation, as filed with the Secretary of State of the State of Texas on March 6, 1991 and as subsequently amended to date, are hereby superseded by the following Amended and Restated Articles of Incorporation, which accurately copy the entire text thereof as amended hereby:

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

7-ELEVEN, INC.

ARTICLE ONE

The name of the Corporation is 7-Eleven, Inc.

ARTICLE TWO

The period of duration of this Corporation shall be perpetual.

ARTICLE THREE

        The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act ("TBCA")

ARTICLE FOUR

        The total number of shares of capital stock that the Corporation shall have authority to issue is one billion five million (1,005,000,000) shares, consisting of five million (5,000,000) shares of preferred stock, par value $.01 per share, and one billion (1,000,000,000) shares of common stock, par value $.0001 per share. The preferred stock may be divided into and issued by the Corporation from time to time in one or more series as may be fixed and determined by the board of directors of the Corporation. The relative rights and preferences of the preferred stock of each series will be such as are stated in any resolution or resolutions adopted by the board of directors setting forth the designation of that series and fixing and determining the relative rights and preferences thereof. The board of directors of the Corporation hereby is authorized to fix and determine the designations, preferences, limitations and relative or other rights (including, without limitation, voting rights, full or limited, preferential rights to receive dividends or assets on liquidation, rights of conversion or exchange into common stock, preferred stock of any series or other securities, any right of the Corporation to exchange or convert shares into common stock, preferred stock of any series or other securities, or redemption provisions or sinking fund provisions) as between or among series of preferred stock and as between the preferred stock or any series thereof and the common stock, and the qualifications, limitations or restrictions thereof, if any, all as shall be stated in one or more resolutions adopted by the board of directors of the Corporation.

ARTICLE FIVE

        The street address of the Corporation's registered office is 701 Brazos Street, Suite 1050, Austin, Texas 78701, and the name of its registered agent at this address is Corporation Service Company d/b/a CSC—Lawyers Incorporating Service Company.

ARTICLE SIX

        No shareholder of the Corporation, by reason of such person holding shares of any class, shall have any preemptive or preferential right to acquire, subscribe for, purchase or receive any additional, unissued or treasury shares of any class of stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting rights of such shareholder, and the board of directors may authorize the issuance of shares of any class of stock of the corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to subscribe for or acquire shares of any class of stock, without offering any such shares, notes, debentures, bonds or other securities either in whole or in part, to the existing shareholders of any class of stock.

        Any shareholder of the Corporation having the right to vote, in person or by proxy, at any meeting of the shareholders shall be entitled to one vote for each share of stock held by such person, provided that no holder of common stock of the Corporation shall be entitled to cumulate his or her votes for the election of one or more directors or for any other purpose.

ARTICLE SEVEN

        (a)   The name and address of the persons now serving as the Corporation's directors and who shall hold office until their respective successors shall be elected and qualified are:

Name	Address
Toshifumi Suzuki	Seven-Eleven Japan Co., Ltd. 8-8 Nibancho, Chiyoda-ku Tokyo 102-8455, Japan
Masaaki Kamata	Seven-Eleven Japan Co., Ltd. 8-8 Nibancho, Chiyoda-ku Tokyo 102-8455, Japan
Nobutake Sato	Seven-Eleven Japan Co., Ltd. 8-8 Nibancho, Chiyoda-ku Tokyo 102-8455, Japan

        (b)   The number of directors of the Corporation shall be fixed by, or in the manner provided in, the bylaws.

ARTICLE EIGHT

        No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except to the extent otherwise expressly provided by a statute of the State of Texas. All directors of the Corporation shall be entitled to indemnification by the corporation to the maximum extent permitted by the TBCA (or such comparable statutory provision governing indemnification by a Texas corporation of its directors as may from time to time be applicable). If the TBCA or the Texas Miscellaneous Corporation Laws Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the amended statute. Any amendment, repeal or modification of this Article Eight shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE NINE

        A special meeting of the shareholders of the Corporation may only be called by the board of directors, the Chairman of the board of directors or the President of the Corporation or the holders of not less than fifty (50%) percent of the shares of capital stock of the Corporation entitled to vote at the proposed meeting.

ARTICLE TEN

        To the fullest extent allowed by Article 9.10 of the TBCA or any successor statutory provision, as amended from time to time, any action required by the TBCA to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

        IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 9th day of November, 2005.

By:	/s/ BRYAN F. SMITH. JR.
Name:	Bryan F. Smith, Jr.
Title:	Executive Vice President, Counsel and Secretary

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  Exhibit 3.3
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF 7-ELEVEN, INC.
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF 7-ELEVEN, INC.